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                                                                 EXHIBIT 8.2

                 [O'REILLY, MARSH & CORTESELLI P.C. LETTERHEAD]


                                February 4, 1998




Board of Directors
Atlantic Liberty Savings, F.A.
Brooklyn Heights Bancorp
Atlantic Liberty, MHC
186 Montague Street
Brooklyn, New York 11201-3601

         RE:  MUTUAL HOLDING COMPANY FORMATION AND STOCK ISSUANCE

Ladies and Gentlemen:

As requested, contained herein is the opinion of this firm relating to the state and local tax consequences of the proposed Plan of Reorganization (as defined herein) with respect to Atlantic Liberty Savings, F.A., a federally-chartered mutual savings association (the "Bank" or the "Stock Bank" as the context requires), Atlantic Liberty MHC, a federally-chartered mutual holding company (the "Mutual Holding Company") and Brooklyn Heights Bancorp, a federally-chartered savings and loan holding company ("Stock Holding Company").

The scope of the firm's opinion and the discussion contained herein are limited to the following taxes:

           - New York State Sales or Use Tax
           - New York State License and Maintenance Fees on Foreign Corporations
           - New York State Stock Transfer Tax
           - New York State Real Estate Transfer Tax
           - New York State Real Property Transfer Gains Tax
           - New York State Banking Franchise Tax
           - Personal Income Tax
           - New York City Banking Franchise Tax





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                       O'REILLY, MARSH & CORTESELLI P.C.

In arriving at the firm's opinion, we have examined originals and copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, certificates of officers of the Bank, other instruments and matters of law, as we have deemed necessary for the purposes of this opinion. As to various questions of fact material to the opinions hereinafter set forth, we have relied upon representations or certificates of officers of the Bank, as well as the Proxy Statement, Prospectus and Plan of Reorganization. As to various federal tax law issues and questions of fact material to the opinions hereinafter set forth, we have relied on the federal tax opinion prepared by Luse, Lehman, Gorman, Pomerenk & Schick, a professional corporation.

We have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed, or photostatic copies. In addition, we have assumed, without investigation and without expressing an opinion, that the Plan has been duly and validly authorized and has been approved and adopted by the Bank's Board of Directors.

The firm's opinion assumes that the Bank will comply with the terms and conditions of the Plan and will properly implement the Plan. The firm's opinion does not, and is not meant to, address the effects of any variations from the Plan. Any variations may affect the opinions we are rendering. The firm's opinion is based on current New York State and New York City laws, regulations promulgated thereunder and caselaw.

We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probably outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the Department of Taxation and Finance or a court.

                                    OPINION

NEW YORK STATE

         A.  NEW YORK STATE SALES OR USE TAX

         For purposes of the New York State Sales or Use Tax, imposed by
Article 28 of the New York Tax Law, the proposed conversion will be tax-free. New York State places a tax on the sale or use of tangible personal property. Although broadly





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                       O'REILLY, MARSH & CORTESELLI P.C.

defined, "tangible personal property" does not include intangible personal property. Stock has been defined by New York caselaw as intangible personal property in the nature of a chose in action. Thus, no tax liability will be incurred due to the exclusion of stock from the definition of "tangible personal property."

         B.  NEW YORK STATE LICENSE AND MAINTENANCE FEES ON FOREIGN CORPORATIONS

         For purposes of the New York State license and maintenance fees on foreign corporations, the proposed conversion will result in tax liability. No liability will be incurred from the Stock Bank issuance of stock to Holding Company, but a license fee will be imposed on the Holding Company. An exemption exists for certain banking corporations as defined in Tax Law Section 1452, but the Holding Company will be unable to qualify for the exemption since the Holding Company will not be engaged in a "banking business." As such, it will be subject to a license fee and a rate of one-twentieth of one per centum (1/20%) of the apportioned par value of shares issued by the foreign corporation. This fee is a one-time tax which would be imposed on any additional shares issued by the Holding Company in the future. Furthermore, an annual maintenance fee is imposed.

         C.  NEW YORK STATE STOCK TRANSFER TAX

         For purposes of the New York State Stock transfer tax, imposed by
Article 12 of the New York Tax Law, the proposed conversion will be tax-free. Caselaw holds that the tax does not apply to a corporation's original issuance of stock. Thus, no tax will be imposed on the original issuance of Bank's stock or Holding Company's stock.

         D.  NEW YORK STATE REAL ESTATE TRANSFER TAX

         For purposes of the New York State real estate transfer tax imposed by
Article 31 of the New York Tax Law, the proposed conversion may result in tax liability. Every conveyance of an interest in real property is subject to the tax, however, certain exemptions do exist. It should be noted that the issue of whether a mutual to stock conversion with a publicly-traded foreign holding company acquiring the stock of the stock institution qualifies as a "mere change" exemption has not been decided under New York caselaw or tax law regulations. Under current regulations and on the basis of private letter rulings, a position may be taken that the proposed conversion will qualify as a "mere change" exemption and be tax-free.





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                       O'REILLY, MARSH & CORTESELLI P.C.

         E.  NEW YORK STATE REAL PROPERTY TRANSFER GAINS TAX

         For purposes of the New York State real property transfer gains tax, imposed by Article 31-B of the New York Tax Law, the proposed conversion will not result in tax liability, as this Article was repealed effective June 15, 1996.

         F.  NEW YORK STATE BANKING FRANCHISE TAX

For purposes of the New York State banking and franchise tax, imposed by
Article 32 of the New York Tax Law, the proposed conversion will be tax-free. The New York State banking franchise tax is based on net income for federal income tax purposes, with some New York modifications. No adjustments to income are provided with respect to transactions which are tax-free under Internal Revenue Code Section 368(a)(1)(F). Thus, no gain or loss will be recognized since the proposed conversion will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code" or "IRC"). It should be noted, however, that the Mutual Holding Company will be subject to New York State banking franchise tax and will be required to file a combined New York State banking franchise tax return with the Stock Bank and Stock Holding Company.

         G.  PERSONAL INCOME TAX

         The beneficial ownership interest of the Bank is held by its depositors by reason of their right to their respective deposit accounts and interest on those accounts. After the Plan of Reorganization, each holder of a deposit account in the Bank immediately preceding the reorganization will continue as an account holder in the Stock Bank after the reorganization. The reorganization will not affect the deposit balance, interest rate, and other terms of such accounts, nor the basis of deposit accounts held by each account holder for New York State tax purposes.

Section 611(a) of Article 22 of the Tax Law provides: "[t]he New York taxable income of a resident individual shall be his New York adjusted gross income less his New York deduction and New York exemptions, as determined under this part."

Section 612(a) of the Tax Law provides: "[t]he New York adjusted gross income of a resident individual means his federal adjusted gross income as defined in the laws of the United States for the taxable year, with the modifications specified in this section."





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Section 612 of the Tax Law does not contain any modification that affects the shareholders or stockholders of the banks or corporations that are each a party to a transaction, that for Federal income tax purposes constitutes a tax-free transaction pursuant to Section 351(a) of the IRC.

Accordingly, if for Federal income tax purposes, no taxable income will be realized by New York State resident individuals who are eligible account holders and new stockholders of Stock Bank as a result of the Plan of Reorganization, no taxable income will be realized by such eligible account holders and new stockholders of Stock Bank for New York State personal income tax purposes under Article 22 of the Tax Law. Also, with respect to nonresident individuals of New York State, no taxable income will be realized by eligible account holders and new stockholders of Stock Bank for New York State personal income tax purposes under Article 22 of the Tax Law.

NEW YORK CITY

         A.  NEW YORK CITY BANKING FRANCHISE

For purposes of the New York City banking franchise tax, imposed by Part 4, Chapter 6 of Title 11 of the New York City Administrative Code, the proposed conversion will be tax-free. The New York City banking franchise tax is based on net income for federal income tax purposes with some New York modifications. No adjustments to income are provided with respect to transactions which are tax-free under IRC Section 368(a)(1)(F). Thus, no gain or loss will be recognized since the proposed conversion will constitute a tax free reorganization within the meaning of Section 368(a)(1)(F) of the Code. Similar to New York State, the Mutual Holding Company would be required to file a combined return for New York City banking franchise tax purposes.


                                   BACKGROUND

On August 19, 1997, the board of directors of the Bank adopted a certain Plan of Reorganization From A Mutual Savings Association to A Mutual Holding Company (the "Plan of Reorganization"). For what are represented to be valid business purposes, the Bank's board of directors has decided to convert to a mutual holding company structure pursuant to statutes. The following steps are proposed:

         (i) The Bank will organize in interim federal stock savings bank (Interim One) as its wholly-owned subsidiary.





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                       O'REILLY, MARSH & CORTESELLI P.C.

         (ii) Interim One will organize a federal mid-tier holding company as its wholly-owned subsidiary (Stock Holding Company); and

         (iii) Interim One will also organize another interim federal stock savings bank as its wholly-owned subsidiary (Interim Two).

The following transactions will occur simultaneously:

         (iv) The Bank will exchange its charter for a federal stock savings bank charter and become a stock savings bank that will constructively issue its common stock to members of the Bank;

         (v) Interim One will cancel its outstanding stock and exchange its charter for a federal mutual holding company charter and thereby become the Mutual Holding Company;

         (vi) Interim Two will merge with and into the Bank with the Bank as the surviving entity, the former members of the Bank who constructively hold stock in the Bank will exchange their stock in the Bank for membership interests in the Mutual Holding Company; and

         (vii) The Mutual Holding Company will contribute the Bank's stock to the Stock Holding Company, a wholly-owned subsidiary of the Mutual Holding Company for additional shares of Bank Stock.

         (viii) Contemporaneously, with the contribution set forth in "(vii)" the Stock Holding Company will offer to sell up to 49.9% of its Common Stock in the Subscription Offering and, if applicable, the Direct Community Offering.

These transactions are referred to herein collectively as the "Reorganization."

Those persons who, as of the date of the Bank Conversion (the "Effective Date"), hold depository rights with respect to the Bank will thereafter have such rights solely with respect to the Stock Bank. Each deposit account with the Bank at the time of the exchange will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors and borrowers who had membership rights with respect to the Bank immediately prior to the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts or borrowings with the Stock Bank. All new depositors of the Stock Bank





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after the completion of the Reorganization will have ownership rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Stock Bank.

The shares of Interim Two common stock owned by the Mutual Holding Company prior to the Reorganization shall be converted into and become shares of common stock of the Stock Bank on the Effective Date. The shares of Stock Bank common stock constructively received by the Stock Bank stockholders (formerly the members holding liquidation rights of the Bank) will be transferred to the Mutual Holding Company by such persons in exchange for liquidation rights in the Mutual Holding Company.

The Stock Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the Mutual Holding Company. So long as the Mutual Holding Company is in existence, however, it must own a majority of the voting stock of Stock Holding Company. Stock Holding Company may issue any amount of non-voting stock to persons other than Mutual Holding Company. No such non-voting stock will be issued as of the date of the Reorganization.

                                    ANALYSIS

NEW YORK STATE

         A.  NEW YORK STATE SALES OR USE TAX

         New York State imposes a sales or use tax on tangible personal property and certain enumerated services. Tax Law Section 1101, et seq. The sales tax is a transactions tax and is imposed on the receipts from the retail sale of tangible personal property. Although the term "tangible personal property" encompasses corporeal personal property of any nature having a material existence, it does not include intangible personal property. 20 NYCRR
Section 526.8. New York caselaw holds that a share of stock is intangible personal property in the nature of a chose in action. Agar v. Orda, 264 N.Y. 248, 190 N.E. 479 (1934); Pierpont v. Hoyt, 260 N.Y. 26, 182 N.E. 235 (1933).
Accordingly, the transfer of stock in return for money does not constitute a taxable transaction. Thus, the proposed conversion will be tax-free for purposes of the New York State sales and use tax.





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       B.  NEW YORK STATE LICENSE AND MAINTENANCE FEES ON FOREIGN CORPORATIONS

         New York State imposes a license tax on foreign corporations doing business in the state. The tax is based on the foreign corporation's capital structure and is separate from the corporate franchise tax. Tax Law Section 181 et seq. Furthermore, an annual maintenance fee of $300.00 is required.
Tax Law Section 181.2. The license tax and maintenance fee are imposed for the privilege of exercising the corporation's franchise or carrying on business in a corporate capacity in New York.

An exemption exists for certain banking corporations as defined in the New York State banking franchise tax, but the Holding Company will be unable to qualify for the exemption since the Holding Company will not be engaged in a "banking business." As such, it will be subject to a license fee and a rate of one-twentieth of one per centum (1/20%) of the apportioned par value of shares issued by the foreign corporation. This fee is a one-time tax which would be imposed on any additional shares issued by the Holding Company in the future.

         C.  NEW YORK STATE STOCK TRANSFER TAX

         New York State imposes a tax on the sale and transfer of shares of stock on a transactional basis. Tax Law Section 270 et seq. The original issuance of stock by a corporation is exempt from the tax. Terminals and Transportation Corporation v. State, 169 Misc. 703, 8 N.Y.S.2d 282 affirmed 257 App. Div. 1028, 14 N.Y.S.2d 493 (1938). Furthermore, many State Department of Taxation and Finance Opinions of Counsel confirm this exemption. Accordingly, no tax will be imposed on the original issuance of stock pursuant to the proposed conversion.

         D.  NEW YORK STATE REAL ESTATE TRANSFER TAX ("NYS RETT")

         New York State imposes a transfer tax on conveyances of interest in realty located within the state. Tax Law Section 1415. Every conveyance of an interest in real property located in New York is subject to tax at the time of transfer of $2.00 for each $500.00 (or fraction thereof) of consideration given with an additional tax on conveyance of residential real property, where the consideration is greater than $1,000,000.00. Included in the definition of a taxable transfer is the transfer of a "controlling interest" in an entity with New York State real property interests. Tax Law Section 1440. A "controlling interest" is defined as ownership of fifty percent or more of the combined voting power of the shares of a corporation. Tax Law Section 1440.2.

The transfer of 100% of the Stock Bank's stock to the Holding Company pursuant to a proposed conversion will be deemed a transfer of a controlling interest in the Stock





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Bank (an entity with an interest in real property located in New York State)
and, thus, potentially subject to the New York State RETT.

Certain exemptions do apply. The tax does not apply to conveyances to effectuate a mere change in identity or form of ownership or organization if there is no change in beneficial ownership. Tax Law Section 1405.

Some support exists for the contention that the proposed conversion is tax-free under "mere change" exemption. Two private letter rulings have held that the conversion of a mutual savings bank to a stock institution is exempt from the real estate transfer taxes the rulings primarily addressed the New York State Real Property Transfer Gains Tax but the analysis is the same). It should be noted, however, that both private letter rulings involved mergers of insolvent banks under IRC Section 368(a)(1)(g). Nevertheless, the substantive reasoning behind the rulings appear to be applicable to the proposed conversion. As such, there exists a strong position that the proposed conversion will qualify as a "mere change" exemption and be tax-free.

         E.  NEW YORK STATE REAL PROPERTY TRANSFER GAINS TAX ("GAINS TAX")

         New York State no longer imposes an additional tax on gains attributable to the transfer of real property, or an interest therein, located in New York State where the consideration given is in excess of $1,000,000.00.
Article 31-B of the Tax Law was repealed effective June 15, 1996.

         F.  NEW YORK STATE BANKING FRANCHISE TAX

New York State imposes a special franchise tax on banking corporations doing business in New York State. Tax Law Section 1451. The tax is imposed for the privilege of doing business or exercising the corporate franchise for the taxable year. The tax is based on net income for federal income tax purposes with some New York modifications. The proposed conversion presents the issue of whether the transactions will result in gains taxable under this special franchise tax.

A corporation organized as a bank is subject to the New York State banking franchise tax only if it is doing business in New York. It is not necessary for a non-New York bank to be doing a full-scale banking business in New York to be subject to the tax. Tax Law Section 1452(a). It is sufficient that it is engaged in a banking business anywhere and is doing business in New York. The term "doing business" is used in a comprehensive sense and encompasses most corporate activities. See 20, Codes, Rules and Regulations ("NYCRR") of the State of New York, NYCRR Section 16-2.7.





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                       O'REILLY, MARSH & CORTESELLI P.C.

The determination of whether a corporation is "doing business" in New York State is dependent upon the facts of each case. Consideration is given to such factors as: (i) the nature, continuity, frequency and regularity of the activities of the corporation in New York State; (ii) the purposes for which the corporation was organized; (iii) the location of the corporation's officers and other places of business; (iv) the employment in New York State of agents, officers and employees; and (v) the location of the actual seat of management or control of the corporation.

Given that the Stock Bank and Holding Companies will maintain headquarters and officers in New York State, all entities will be subject to the tax. The Holding Companies will be required to file a combined New York State banking franchise tax return with the Stock Bank. Permission must be requested from the New York State to file a combined return. 20 NYCRR Section 21-2.5.

Although the entities will be subject to the New York State banking franchise tax, the proposed conversion, taken as a single transaction will not result in tax liability. The New York State banking franchise tax is based on net income for federal income tax purposes with some New York modifications. 20 NYCRA
Section 18-2.2. No adjustments to income are provided with respect to transactions which are tax-free for federal income tax purposes under IRC
Section 368(a)(1)(F). Furthermore, a New York State advisory opinion specifically provided that a bank's change in form from a mutual savings bank to a stock savings bank under an IRC Section 368(a)(1)(F) tax-free reorganization was tax-free for purposes of the New York State banking franchise tax. Goldome Bank for Savings, State Tax Commission, Petition No. C831021A, 7/2/85. Thus, the proposed conversion is tax-free for the purposes of the New York State banking franchise tax.

         G.  PERSONAL INCOME TAX

         Accordingly, if for Federal income tax purposes, no taxable income will be realized by New York State resident individuals who are eligible account holders and new stockholders of Stock Bank as a result of the Plan of Reorganization, no taxable income will be realized by such eligible account holders and new stockholders of Stock Bank for New York State personal income tax purposes under Article 22 of the Tax Law. Also, with respect to nonresident individuals of New York State, no taxable income will be realized by eligible account holders and new stockholders of

Stock Bank for New York State personal income tax purposes under Article 22 of the Tax Law.





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NEW YORK CITY

         A.  NEW YORK CITY BANKING FRANCHISE TAX

         An annual tax is imposed on every banking corporation doing business in New York City in a corporate or organized capacity by the New York City Administrative Code Section 11-612 (Part 4, Chapter 6 of Title 11). The tax is based on the apportioned net income, as reported for federal tax purposes with certain adjustments. A corporation organized as a bank is subject to the New York City banking franchise tax only if it is doing business in the City of New York. As issue is whether any of the bank entities in the proposed conversion is "doing business" in New York City and thus, subject to the New York City banking franchise tax.

New York City has adopted regulations similar to the state for determining the level of corporate activity and/or presence that constitutes "doing business" within New York City. The term "doing business" is used in a comprehensive sense. Rule Section 3.01 states that "[e]very corporation organized for profit and carrying out any of the purposes of its organization is deemed doing business for purposes of the tax." Given that the Holding Companies and Stock Bank will maintain operations in New York City, both entities will be subject to the New York City banking franchise tax.

Taken as a single transaction, the proposed conversion will not result in tax liability. Analogous to New York State, New York City bases the tax on net income for federal income tax purposes with some modifications. No adjustments to income are provided with respect to transactions which are income tax-free under IRC Section 368(a)(1)(F). Since the proposed conversion is tax-free for federal income tax purposes under IRC Section 368(a)(1)(F), no gain or loss will be recognized for purposes of New York City banking franchise tax.


                                 QUALIFICATION

The opinions set forth above represent our conclusions as to the application of existing New York State and New York City banking franchise tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the Department of Taxation and Finance, or that a court considering the issues would not hold contrary to such opinions.





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All of the opinions set forth above are qualified to the extent that the validity of any provision of any agreement may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. We do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any agreement. We have not examined, and we express no opinion with respect to the applicability of, or liability under, any Federal, state or local law, ordinance, or regulation governing or pertaining to environmental matters, hazardous wastes, toxic substances, asbestos, or the like.

It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

The opinions set forth herein are based on current law, including statutes, regulations, and judicial and administrative interpretations thereof. Such statutes and regulations could be amended with retroactive effect, and such interpretations could change. Additionally, the taxing authorities could disagree with the conclusions contained in this opinion, and no assurance can be given that such conclusions would be sustained by a court, if these matters were contested.

The opinions set forth herein do not, and are not meant to, address the tax return filing requirements of New York State of New York City.

The opinions set forth herein are furnished solely for the benefit of the Board of Directors of Atlantic Liberty Savings, F.A. and prospective investors in connection with the proposed transactions and is not to be relied upon or used for any other purposes without the firm's prior written consent. Notwithstanding the foregoing, we hereby consent to the reference to this firm and our opinions in any Registration Statement filed by the Stock Holding Company and all amendments thereto and the Application for Conversion filed by the Bank and all amendments thereto, relating to the Plan.

                               VERY TRULY YOURS,

                               /s/ O'REILLY, MARSH & CORTESELLI P.C.

                               O'REILLY, MARSH & CORTESELLI P.C.